UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2008

REGAL ENTERTAINMENT GROUP

(Exact name of registrant as specified in its charter)

Delaware	001-31315	02-0556934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7132 Regal Lane Knoxville, TN	37918
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (865) 922-1123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

                On January 14, 2008, Regal Entertainment Group (“Regal”), through its wholly-owned subsidiary Regal Cinemas, Inc. (“Purchaser”), entered into the Purchase and Sale Agreement (the “Purchase Agreement”) with Consolidated Theatres, LLC, a Delaware limited liability company (“Consolidated”), and certain of its wholly-owned subsidiaries, to purchase a total of 28 theatres and 400 screens in the Southeastern U.S. (the “Transaction”) for approximately $210.0 million in cash.

                Pursuant to the Purchase Agreement, upon closing of the Transaction, Purchaser will purchase all of Consolidated’s theatre operating assets through the purchase of all the equity interests in Consolidated’s wholly-owned subsidiary Consolidated Theatres Holdings, GP, a North Carolina partnership.

                The parties have made customary representations, warranties and covenants in the Purchase Agreement.  The Purchase Agreement provides for $12.0 million to be held back in an escrow account until March 31, 2009, subject to certain exceptions.  Consummation of the Transaction is contingent upon customary closing conditions and regulatory approval and is expected to be completed by the end of Regal’s second fiscal quarter of 2008.

                On January 15, 2008, the Company issued a press release announcing the Transaction and its entry into the Purchase Agreement, a copy of which is attached as Exhibit 99.1.  The information contained in the press release is incorporated herein by reference.

Item 8.01               Other Events.

                On January 15, 2008, the Company issued a press release announcing its entry into the Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

99.1         Press Release dated January 15, 2008

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL ENTERTAINMENT GROUP
(Registrant)

By:	/s/ Peter B. Brandow
Name:	Peter B. Brandow
Title:	Executive Vice President, General Counsel and Secretary

Dated: January 15, 2008

Exhibit Index

Exhibit No.

99.1	Press Release dated January 15, 2008